NEWS

Contact:	Media: Mark Truby 1.313.323.0539 mtruby@ford.com	Equity Investment Community: Larry Heck 1.313.594.0613 fordir@ford.com	Fixed Income Investment Community: Dave Dickenson 1.313.621.0881 fixedinc@ford.com	Shareholder Inquiries: 1.800.555.5259 or 1.313.845.8540 stockinf@ford.com

IMMEDIATE RELEASE

FORD ADVISES STOCKHOLDERS TO TAKE NO ACTION AT THIS TIME IN RESPONSE TO TRACINDA CORPORATION TENDER OFFER

DEARBORN, Mich., May 9, 2008 – The Board of Directors of Ford Motor Company (NYSE: F) today recommended that its stockholders take no action at this time in response to the announcement by Tracinda Corporation that it has commenced a tender offer to acquire up to 20 million shares of Ford’s common stock at a price of $8.50 per share.

The company’s Board said it will review and consider Tracinda’s offer and will advise stockholders of the Board’s position regarding the offer by May 22, 2008, as required under applicable securities law.

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Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 245,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.